Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION:
Paul G. Saari
Chief Financial Officer
(800) 497-7659
ATLANTIS PLASTICS ANNOUNCES
SECOND QUARTER 2007 RESULTS
ATLANTA, GA — (August 14, 2007) Atlantis Plastics, Inc. (NASDAQ: ATPL) today announced its operating results for the second quarter and six months ended June 30, 2007. Net sales for the second quarter of 2007 were $104.7 million, compared with $110.6 million for the second quarter of 2006. Operating income was $3.4 million in the second quarter of 2007, compared with $4.8 million in the second quarter of 2006. Net loss for the second quarter of 2007 was $1.5 million, or ($0.18) per diluted share compared with net income of $26,000, or $0.00 per diluted share, in the second quarter of 2006.
Net sales for the first six months of 2007 were $204.9 million, compared with $220.4 million for the comparable period of 2006. Operating income was $7.4 million for the first six months of 2007 compared with $10.7 million for the same period in 2006. Net loss for the first six months of 2007, was $2.7 million, or ($0.33) per diluted share, compared with net income of $0.8 million, or $0.10 per diluted share, for the comparable period of 2006.
In the Company’s Plastic Films segment, net sales decreased 1% in the second quarter of 2007, compared with the second quarter of 2006, and decreased 3% in the first six months of 2007, compared with the first six months of 2006. Plastic Films’ sales volume (measured in pounds) increased 2% for the second quarter of 2007, compared with the second quarter of 2006, and increased 10% in the first six months of 2007, compared with the first six months of 2006.
In the Injection Molding segment, net sales for the quarter ended June 30, 2007 and the first six months of 2007 decreased 12%, compared with the second quarter of 2006, and the first six months of 2006. In the Profile Extrusion segment, net sales for the second quarter of 2007 decreased 14% compared with the second quarter of 2006, and decreased 18% in the first six months of 2007 compared with the first six months of 2006.
Atlantis’ gross margin and operating margin, as a percent of net sales, for the second quarter of 2007 were 12% and 3%, respectively, compared with 12% and 4%, respectively, for the comparable period in 2006. Atlantis’ gross margin and operating margin, as a percent of net sales, for the first six months of 2007 were 12% and 4%, respectively, compared with 13% and 5%, respectively, for the comparable period in 2006. Adjusted EBITDA for the second quarter of 2007 was $8.2 million, compared with $8.6 million for the second quarter of 2006. Adjusted EBITDA for the first six months of 2007 was $16.7 million, compared with $18.0 million for the first six months of 2006. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, non-cash share-based compensation, management fees and expenses, and severance and restructuring expenses. Net debt (total debt less cash) at June 30, 2007 was $205.6 million compared with $206.7 million at December 31, 2006.

Selling, general and administrative expenses for the second quarter of 2007 were $8.8 million, compared with $8.0 million for the second quarter of 2006. This increase was primarily due to relocation expense, and consulting fees. Selling, general and administrative expense for the first six months of 2007 remained static at $16.9 million compared with the first six months of 2006.
Net interest expense for the second quarter of 2007 was $5.9 million, compared with $4.9 million for the second quarter of 2006. Net interest expense for the first six months of 2007 was $11.6 million, compared with $9.6 million for the first six months of 2006. Both increases were a result of an increase in the average interest rate.
The Company notified its lenders that it is in default of certain financial covenants under its secured credit facility. The Company is working with its lenders to obtain a waiver of the default and appropriate amendments to the credit facility. The Company believes it will be successful in its negotiations; however, this cannot be assured and in the event the Company is unable to negotiate an appropriate amendment and waiver with its lenders, and the repayment of the debt is accelerated, the Company would be required to raise additional funds through the sale of assets, subsidiaries or securities. There can be no assurance that any of these sources of funds would be available in amounts sufficient for the Company to meet its obligations or on acceptable terms.
Bud Philbrook, President and Chief Executive Officer, said, “In the second quarter of 2007, our business segment results were somewhat mixed. While our Plastic Films business continued to post excellent operating results, the resulting benefit was offset by underperformance in our Injection Molding and Profile Extrusion businesses. This underperformance was due primarily to weakness in the housing and recreational vehicle markets.
“In our Plastic Films segment, pounds shipped increased 2% for the second quarter of 2007 and increased 10% for the first half of 2007, compared to the comparable periods in 2006. Operating results for the quarter were very strong, as gross and operating profit increased 27% and 51% respectively from the second quarter of 2006. The strong performance from our Plastic Films business is a direct result of our continuing focus on expanding our value-added product lines and growing distribution channels. We will continue this focus in the second half of 2007.
“Our Injection Molding segment operating results were negatively impacted by continuing weakness in the housing sector, costs incurred to close our Warren, Ohio manufacturing facility and operational inefficiencies at our Alamo, Texas plant. For the second quarter, net sales decreased 12% and gross margin decreased 54% from the levels achieved in the second quarter of 2006. While the continuing weakness in the housing market has created a very challenging operating environment, we remain focused on expanding distribution channels for our Cedarway® specialty siding line in the second half of 2007. The closing of our Warren plant is now complete, and we have fully achieved planned operating levels at our LaVergne, Tennessee plant, where most of the Warren assets were transferred. An operational improvement plan was implemented at our Alamo, Texas plant during the quarter, and major progress in reduction of fixed costs and improved material efficiencies has been made.
“In our Profile Extrusion business, operating results continue to be negatively impacted by weakness in the housing and recreational vehicle markets. For the second quarter, net sales decreased 14% and gross profit decreased 10% from the second quarter of 2006. While market conditions remain weak, we have made progress in improving our manufacturing cost model though scrap rate reductions and improvements in labor productivity. We believe that our lower operational cost base will facilitate market share expansion and improvement in profitability.”
Atlantis Plastics, Inc. is a leading U.S. manufacturer of polyethylene stretch and custom films and molded plastic products. Stretch films are used to wrap pallets of materials for shipping or storage. Custom films are made-to-order specialty film products used in the industrial and packaging markets. Atlantis’ injection molded and profile extruded plastic products are used primarily in the appliance, automotive, agricultural, building supply, and recreational vehicle industries.
Statements herein regarding expected performance of the Company’s business and expected levels of demand constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such statements are based on the Company’s current expectations and beliefs and are subject to certain risks and uncertainties that could cause actual results to differ materially from those contained in any forward-looking statement. With respect to these statements, the Company has made assumptions regarding expected economic conditions, expected volumes and price levels of purchases by customers and raw material costs. The forward-looking statements are subject to certain risks including, among others, that the foregoing assumptions are inaccurate. There are many factors that impact these forward-looking statements that cannot be predicted accurately. These risks and uncertainties include, but are not limited to, fluctuations in plastic resin prices, the Company’s default under its Credit Facilities and its high debt level, demand fluctuations in the end markets served by the Company, the risks inherent in predicting revenue and earnings outcomes as well as other “Risk Factors” set forth in the Company’s Form 10-K for fiscal 2006 filed with the Securities and Exchange Commission.
Management believes its estimates are reasonable; however, undue reliance should not be placed on such estimates, which are based on current expectations. The information contained herein speaks as of the date hereof and the Company does not undertake any obligation to update such information as future events unfold.
Atlantis will hold its quarterly conference call to discuss operating results today at 11:00 a.m. eastern daylight time. To participate in the conference call, please call 1-866-642-7069 (Conference Id: 12771301).
For more information, please visit www.atlantisstock.com.
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ATLANTIS PLASTICS, INC.
CONSOLIDATED STATEMENTS OF (LOSS)/INCOME

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands, except per share data) (Unaudited)	2007	2006	2007	2006

Net sales	$104,674	$110,602	$204,870	$220,387

Cost of sales	91,897	97,468	179,456	192,526

Gross profit	12,777	13,134	25,414	27,861

Selling, general and administrative expenses	8,802	7,994	16,947	16,851
Severance and restructuring expenses	539	297	1,084	297

Operating income	3,436	4,843	7,383	10,713

Net interest expense	(5,869)	(4,883)	(11,592)	(9,572)
Other income	116	83	78	113

(Loss) income before (benefit) provision for income taxes	(2,317)	43	(4,131)	1,254

(Benefit) provision for income taxes	(814)	17	(1,442)	464

Net (loss) income	$(1,503)	$26	$(2,689)	$790

Basic (loss) earnings per share	$(0.18)	$0.00	$(0.33)	$0.10
Diluted (loss) earnings per share	$(0.18)	$0.00	$(0.33)	$0.10

Weighted average number of shares used in computing earnings per share:
Basic	8,256	8,256	8,256	8,256
Diluted	8,256	8,311	8,256	8,281

ATLANTIS PLASTICS, INC.
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
(In thousands, except share and per share data)	2007 (1)	2006

ASSETS
Cash and cash equivalents	$11	$59
Accounts receivable (net of allowances of $1,165 and $1,280, respectively)	59,324	48,999
Inventories, net	32,484	36,999
Asset held for sale	207	—
Other current assets	7,535	5,479
Deferred income tax assets	3,316	3,108

Total current assets	102,877	94,644

Property and equipment, net	65,356	68,979
Goodwill, net of accumulated amortization	54,592	54,592
Other assets	8,161	8,673

Total assets	$230,986	$226,888

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Accounts payable and accrued expenses	$38,951	$31,248
Current maturities of long-term debt	200,161	1,741

Total current liabilities	239,112	32,989

Long-term debt	5,443	205,010
Deferred income tax liabilities	11,736	12,043
Other liabilities	1,750	1,039

Total liabilities	258,041	251,081

Commitments and contingencies	—	—

Stockholders’ deficit:
Class A Common Stock, $.0001 par value, 20,000,000 shares authorized, 6,141,009 shares issued and outstanding in 2007 and 2006	1	1
Class B Common Stock, $.0001 par value, 7,000,000 shares authorized, 2,114,814 shares issued and outstanding in 2007 and 2006	—	—
Additional paid-in capital	646	390
Note receivable from employee loan	—	(275)
Accumulated other comprehensive income (net of taxes of $499 and $706, respectively)	1,021	1,373
Accumulated deficit	(28,723)	(25,682)

Total stockholders’ deficit	(27,055)	(24,193)

Total liabilities and stockholders’ deficit	$230,986	$226,888

(1) Unaudited

ATLANTIS PLASTICS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	June 30,
(In thousands) (Unaudited)	2007	2006

Operating Activities:
Net (loss) income	$(2,689)	$790
Adjustments to reconcile net (loss) income to net cash provided by (used for) operating activities:
Depreciation and non-compete amortization	7,485	6,120
Loan fee amortization	553	458
Amortization of gain realized on swap recoupon	(832)	(231)
Share-based compensation expense	256	195
Deferred (tax benefit) income taxes	(307)	35
Change in operating assets and liabilities:
Accounts receivable, net	(10,325)	2,402
Inventories, net	4,515	(6,306)
Other current assets	(2,056)	(1,687)
Accounts payable and accrued expenses	7,703	(12,890)
Other assets and liabilities	693	(8)

Net cash provided by (used for) operating activities	4,996	(11,122)

Investing Activities:
Capital expenditures	(4,035)	(5,443)

Net cash used for investing activities	(4,035)	(5,443)

Financing Activities:
Net (repayments) borrowings under revolving credit facility	(4,800)	14,500
Proceeds from issuance of long-term bonds	4,100	—
Repayments under term loans	—	(900)
Financing costs associated with Credit Facilities	(137)	(128)
Repayments on bonds	(447)	(254)
Proceeds from swap recoupon	—	3,417
Repayments on notes receivable from employee	275	—

Net cash (used for) provided by financing activities	(1,009)	16,635

Net (decrease) increase in cash and cash equivalents	(48)	70
Cash and cash equivalents at beginning of period	59	178

Cash and cash equivalents at end of period	$11	$248

Supplemental disclosure of non-cash activities:
Non-cash increase (decrease) of accounts receivable and accounts payable in connection with supplier agreements	$1,214	$(2,842)

ATLANTIS PLASTICS, INC.
SEGMENT/TREND INFORMATION

	2007		2006
(In millions)	Q2	Q1	Year	Q4	Q3	Q2	Q1

PLASTIC FILMS VOLUME (pounds)	70.9	71.1	257.0	58.3	69.3	69.3	60.1

NET SALES
Plastic Films	$67.9	$64.4	$266.9	$59.0	$71.1	$68.7	$68.1
Injection Molding	28.8	28.3	118.9	24.9	29.2	32.6	32.2
Profile Extrusion	8.0	7.5	32.9	6.1	8.0	9.3	9.5

Total	$104.7	$100.2	$418.7	$90.0	$108.3	$110.6	$109.8

GROSS MARGIN
Plastic Films	14%	16%	11%	11%	11%	11%	13%
Injection Molding	7%	5%	13%	9%	12%	13%	16%
Profile Extrusion	15%	15%	7%	1%	1%	14%	8%

Total	12%	13%	11%	9%	10%	12%	13%

OPERATING MARGIN
Plastic Films	6%	8%	4%	2%	3%	4%	5%
Injection Molding	-2%	-3%	5%	2%	4%	5%	8%
Profile Extrusion	-1%	1%	-4%	-14%	-11%	4%	0%

Total	3%	4%	3%	1%	2%	4%	5%
RECONCILIATION OF NET (LOSS) INCOME TO ADJUSTED EBITDA

	2007		2006
(In millions)	Q2	Q1	Year	Q4	Q3	Q2	Q1

Net (loss) income	$(1.5)	$(1.2)	$(4.2)	$(3.2)	$(1.8)	$—	$0.8
Net interest expense	5.9	5.7	20.2	5.5	5.1	4.9	4.7
(Benefit) provision for income taxes	(0.8)	(0.6)	(2.2)	(1.6)	(1.0)	—	0.4
Depreciation and amortization	3.8	3.7	12.7	3.5	3.1	3.0	3.1
Non-cash share-based compensation	0.2	0.1	0.4	0.2	0.1	0.1	—
Management fees and expenses	0.1	0.3	0.9	—	0.2	0.3	0.4
Severance and restructuring expenses	0.5	0.5	1.2	0.2	0.7	0.3	—

Adjusted EBITDA	$8.2	$8.5	$29.0	$4.6	$6.4	$8.6	$9.4

The Company believes Adjusted EBITDA is a useful metric used by management, investors, lenders and others to assess the Company’s financial operating performance, including its return on capital, by removing the impact of its capital structure (interest expense), asset base (depreciation and amortization), tax consequences, non-cash share-based compensation, management fees and expenses, and severance and restructuring expenses. Adjusted EBITDA is also used in the Company’s debt covenant calculations and requirements.
Adjusted EBITDA is a non-GAAP financial measure and has material limitations resulting from the exclusion of significant items that are necessary components to the operations of the Company’s business. Adjusted EBITDA should not be considered in isolation nor as an alternative to net income, cash flow from operating activities or other financial measures determined in accordance with GAAP.